SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              -------------------

                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported) October 4, 2002

                        --------------------------------

                               Masco Corporation
               (Exact name of Registrant as Specified in Charter)


          Delaware                      1-5794                  38-1794485
          --------                      ------                  ----------
(State or Other Jurisdiction    (Commission File Number)      (IRS Employer
      of Incorporation)                                     Identification No.)


       21001 Van Born Road, Taylor, Michigan                   48180
       -------------------------------------                   -----
      (Address of Principal Executive Offices)               (Zip Code)


                                 (313) 274-7400
                                 --------------
               Registrant's telephone number, including area code


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Item 5. Other Events

     The Company is filing this Current Report on Form 8-K for the purpose of updating previously filed information in its Form 8-K Reports dated September 18 and September 19, 2002, including a statement of the Company's current analysis of its potential financial exposure, regarding the civil suit filed in May 1998 in the Grays Harbor County, Washington State Superior trial court and related actions against the Company's Behr Process Corporation subsidiary.

     This Washington case involves four exterior wood coating products, representing a relatively small part of Behr's total sales, brought on behalf of purchasers of these products in nineteen counties in western Washington State, an area with a particularly humid climate. The plaintiffs allege, among other things, that after applying these products to their homes and ancillary structures such as fences and decks, the wood surfaces suffered excessive mildew. Behr denies the allegations. In January, 1999 the trial court certified the case as a class action, including all purchasers of the products who reside in the nineteen counties.

     As previously disclosed, in May 2000 the trial court entered a default against Behr as a sanction for Behr's failure to produce certain documents in discovery. The default prevented Behr from presenting evidence to defend itself with respect to either liability or damages. Thereafter, the jury returned a verdict awarding damages to the named plaintiffs. The damages awarded in respect of the homes of the eight homeowner plaintiff claims (excluding one award to the owners of a vacation resort) ranged individually from $14,500 to $38,000. The awards were calculated using a formula based on the product used, the type and square footage of wood surface the product was applied to and certain other allowances. The formula would result in lesser awards for product applied to ancillary structures such as fences and decks. Under the verdict, the same formula will be used for calculating awards on claims that may be submitted by the subject purchasers of these products. In July 2000, the court awarded additional damages of $10,000 per claim to the eight homeowner claims, under the Washington Consumer Protection Act. This increased the total damages awarded on the homeowner claims to approximately $263,000. The court denied the plaintiffs' request for an award of additional damages under the Consumer Protection Act on claims that may be submitted by unnamed class members on the basis that it lacked statutory authority to award such additional damages. In addition, the court granted the plaintiffs' motion for attorneys' fees.

     Behr appealed the trial court judgment to the Court of Appeals of Washington. On September 13, 2002, the Court of Appeals issued its opinion, ruling in favor of the plaintiffs on substantially all issues, including the authority of the trial court to award additional damages under the Washington Consumer Protection Act (up to a maximum of $10,000 to each class member). Behr intends to petition the Washington State Supreme Court for discretionary review of the decision of the Court of Appeals. Although Behr believes that rulings by the trial court constitute reversible error and that there are valid defenses to the lawsuit, there can be no assurance that the Supreme Court will accept the appeal or that it will reverse the judgment of the trial court. Behr has filed with the Court of Appeals of Washington a motion for reconsideration of that aspect of the appellate court's decision regarding additional damages under the Washington Consumer Protection Act prior to seeking an appeal of the entire decision to the Washington State Supreme Court.

     After publication of the trial court's 1999 order certifying the case as a class action, plaintiffs' counsel stated that they have been contacted by more than 2,000 persons regarding the case. It is uncertain whether the persons who have already contacted plaintiffs' counsel have claims they intend

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to submit in the class action, whether they will successfully complete the claims documentation and process, or the extent to which any such claims relate to homes or ancillary structures. Unless the decision of the Washington trial court is reversed on appeal, the claim notification process will begin. Following such notice, persons certifying that they purchased and applied the relevant products on property that they own and that they experienced mildew on the property will be entitled to damages according to the formula established by the trial court as discussed above. The Company anticipates that the number of claims may then increase significantly over the number of persons who have already contacted plaintiffs' counsel.

     Although Behr believes that the subject products have been purchased by thousands of consumers in western Washington, consumer complaints in the past have been relatively small compared to the total volume of products sold. Virtually all of the products were sold through independent hardware, building products and home improvement retailers. Behr generally does not know the identity of its end customers or the mix of structures on which customers apply Behr's products.

     Behr and the Company continue vigorously to defend themselves against any liability and all damages in the other similar class actions previously reported. The judgment of the Washington trial court described above could adversely affect certain aspects of the Company's and Behr's defenses in such other actions. In view of the fact that the Washington trial court judgment was the result of a default entered as a discovery sanction, the Company and Behr continue to believe that they have valid defenses in these other actions. All of the liability claims in these other class actions and in the Washington State action relate solely to alleged property damages and not to any health issues.

     In light of the above circumstances, unless the decision of the Washington trial court is reversed on appeal, the Company has determined that it is probable that a loss has been incurred with respect to the Washington class action. Based on the Company's analysis of its exposure since the September 13 decision of the appellate court and the advice of its outside counsel experienced in other class action lawsuits, the Company's current best judgment is that its ultimate liability in this action and all of the related class actions in Washington and other States, including related fees and expenses, should not materially exceed $200 million pre-tax in the aggregate, less any possible recoveries from Behr's insurers or from Behr's pending malpractice claims against the attorneys who defended Behr in the Washington trial court and who were retained by Behr's insurers prior to the acquisition of Behr by the Company. The Company cannot assure that the ultimate liability will not be higher than this estimate and the Company is continuing to refine its analysis in order to determine an appropriate charge which may be taken against its third quarter earnings.

     Two of Behr's liability insurers continue to participate in Behr's defense of the class actions subject to a reservation of rights. One insurer has filed a declaratory judgment action in the Orange County, California Superior Court seeking a declaration that the claims asserted in the class action complaints are not covered by Behr's insurance policies. The other insurer was named as a defendant in the suit and has filed cross-claims against Behr seeking a similar declaration. Behr itself has brought an action in the United States Court for the Western District of Washington against its insurers for acting in bad faith in their failure to provide Behr an appropriate defense and against the lawyers retained by these insurers for malpractice in defending Behr in the Washington State trial court. This action was stayed in June 2001 pending the outcome of Behr's appeal of the trial court decision.


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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            MASCO CORPORATION



                                            By: /s/ Timothy Wadhams
                                                -------------------------------
                                                Name:  Timothy Wadhams
                                                Title: Vice President and Chief
                                                          Financial Officer


October 4, 2002